Exhibit 99.1

The St. Joe Company Reports Third Quarter 2012 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--November 1, 2012--The St. Joe Company (NYSE: JOE) today announced Net Income for the third quarter of 2012 of $15.3 million, or $0.17 per share, compared to a Net Loss of $(2.4) million, or $(0.03) per share, for the third quarter of 2011. For the nine months ended September 30, 2012, the Company reported Net Income of $14.6 million, or $0.16 per share, compared to a Net Loss of $(1.7) million, or $(0.02) per share, for the same period last year.

Revenue for the third quarter of 2012 increased to $55.9 million compared to $26.7 million in the third quarter of 2011. The $29.2 million increase in revenue included $18.3 million derived from two rural land sales. For the nine months ended September 30, 2012, the Company recorded $116.8 million in revenue compared to $125.5 million for the first nine months of 2011. Included in the 2011 figure is a one-time timber deed transaction that added $54.5 million to revenue for the first nine months of 2011. Excluding the effect of the two rural land sales in 2012 and the timber deed transaction in 2011, revenue in the first nine months of 2012 was $98.5 million compared to $71.0 million in the first nine months of 2011.

Highlights for the third quarter of 2012 include:

  The number of residential units sold increased from 40 units in the third quarter of last year to 58 units in the third quarter of this year. Pricing also improved, particularly in our resort communities where we have experienced an increase in demand. The combination of higher pricing and a greater number of units sold contributed to a revenue increase of 146% in residential real estate sales.
  Real estate sales in the Company’s rural land businesses was positively and significantly impacted by the sale of two non-strategic pieces of property totaling 3,240 acres at an average price of $5,655 per acre, or $18.3 million in total.
  Tons of timber sold increased approximately 13% quarter over quarter as a result of opening more of our acreage to timber harvesting and the positive impact of our investments in technology and infrastructure.
  Revenue in the Company’s resorts and clubs business grew approximately 9% in the third quarter of 2012 compared to the third quarter of 2011 due to a strong summer vacation season.

  Two new commercial tenants, one in the Port of Port St Joe and one in Venture Crossings, commenced their leases.
  The Company prepaid $19.3 million of debt at its RiverTown project related to infrastructure and community improvement projects. By prepaying the debt, the Company will save approximately $6.0 million in interest expense over the next four and a half years.

Park Brady, St. Joe’s Chief Executive Officer, said “We had a good third quarter fueled by improvements in all of our business lines. The rural land sales were opportunistic sales of property that were not strategic to our business focus. Despite a slow economy, our residential development, resorts and timber businesses all showed improvement compared to last year. We prepaid over $19 million of debt at one of our residential projects, and we still have $172 million of cash and cash equivalents, which is slightly more than last quarter. We will continue to seek market opportunities in our resort and primary home communities while also exploring longer term opportunities that take advantage of changing demographics, such as retirement communities.”

FINANCIAL DATA ($ in millions except per share amounts) Consolidated Statements of Operations

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Revenues
Real estate sales	$32.1	$5.7	$51.0	$14.4
Resort and club revenues	13.1	12.0	34.2	30.1
Timber sales	9.5	8.2	28.8	79.0
Other revenues	1.2	0.8	2.8	2.0
Total revenues	55.9	26.7	116.8	125.5
Expenses
Cost of real estate sales	14.4	3.6	24.9	8.2
Cost of resort and club revenues	10.9	10.6	29.3	28.1
Cost of timber sales	5.5	5.1	18.0	17.3
Cost of other revenues	0.7	0.7	1.9	1.7
Other operating expenses	3.4	4.7	11.4	18.0
Corporate expense, net	3.2	2.8	12.5	29.4
Restructuring charge	--	0.4	0.1	10.8
Impairment losses	--	--	--	2.5
Depreciation and amortization	2.4	3.0	7.2	12.9
Total expenses	40.5	30.9	105.4	128.9
Operating profit (loss)	15.4	(4.2)	11.4	(3.4)
Other income (expense)	0.3	0.3	4.2	0.9
Pretax loss from continuing operations	15.7	(3.9)	15.6	(2.5)
Income tax (expense) benefit	(0.4)	1.5	(1.0)	0.8
Equity (loss) in income of unconsolidated affiliates	--	--	--	--
Net income (loss)	$15.3	$(2.4)	14.6	$(1.7)
Net income (loss) per share	$0.17	$(0.03)	$0.16	$(0.02)

Weighted average shares outstanding	92,292,053	92,190,064	92,275,790	92,243,345

Revenues by Segment

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Residential
Real estate sales	$9.6	$3.9	$17.4	$9.0
Resort and club revenues	13.1	12.0	34.2	30.1
Other revenues	0.7	0.7	1.9	1.7
Total Residential	23.4	16.6	53.5	40.8
Commercial
Real estate sales	3.6	1.3	10.3	2.1
Rental revenues	0.5	0.1	0.9	0.3
Total Commercial	4.1	1.4	11.2	2.4
Rural Land sales	18.9	0.5	23.3	3.3
Forestry sales	9.5	8.2	28.8	79.0
Total revenues	$55.9	$26.7	$116.8	$125.5

Summary Balance Sheet

	September 30, 2012	December 31, 2011
Assets
Investment in real estate	$372.8	$387.2
Cash and cash equivalents	172.4	162.4
Notes receivable	4.0	4.6
Pledged treasury securities	21.7	23.3
Prepaid pension asset	34.4	35.1
Property, plant and equipment, net	13.1	14.9
Deferred tax asset	11.7	11.7
Other assets	22.6	22.1
Total assets	$652.7	$661.3

Liabilities and Equity
Debt	$30.4	$53.5
Accounts payable, accrued liabilities	62.3	63.9
Total liabilities	$92.7	$117.4
Total equity	560.0	543.9
Total liabilities and equity	$652.7	$661.3

Debt Schedule

	September 30, 2012	December 31, 2011
Defeased debt	$21.7	$23.3
Community Development District debt	8.7	30.2
Total debt	$30.4	$53.5

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Employee costs	$2.6	$(3.3) (1)	$8.6	$4.0 (1)
Non-cash stock compensation costs	0.0	0.2	1.1	8.6
Property taxes and insurance	1.7	2.2	6.0	6.9
Marketing and homeowner association cost	0.5	0.4	1.7	2.1
Occupancy, repairs and maintenance	0.4	0.8	0.9	2.7
Professional fees	0.9	3.3	3.5	14.4
Other	0.4	0.4	1.3	1.6
Pension expense	0.1	3.7	0.9	7.8
Capitalized costs	0.0	(0.2)	(0.1)	(0.8)
Total other operating and corporate expense	$6.6	$7.5	$23.9	$47.3

(1) In the three months ending September 30, 2011 the Company recorded a one-time adjustment reducing compensation expense by $5.5 million as a result of the termination of retiree medical benefits.

Additional Information

Additional information with respect to the Company’s results for the third quarter of 2012 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (the “Commission”).

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding the opportunities that the Company plans to pursue. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business, including those included in the Company’s Annual Report on Form 10-K filed with the Commission on February 27, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance; (2) the Company’s ability to manage its cost structure; (3) the Company’s ability to effectively execute its strategy; (4) economic or other conditions that affect the desire or ability of the Company’s customers to purchase or enter into leases for its properties, such as reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (5) the Company’s ability to successfully and timely obtain land-use entitlements and construction financing, and address issues that arise in connection with the use and development of its land; and (6) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business.

About St. Joe

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 567,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber or is available for sale. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2012, The St. Joe Company. “St. Joe,” “VentureCrossings,” “ Breakfast Point,” “RiverTown,” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor/Media Contact:
Tom Hoyer, 850-231-6518
Chief Financial Officer
thoyer@joe.com